“SERVICE PROVIDER”

By:	/s/ Charles Day
Name:	Charles Day
Title:	President, Sharper, Inc.

“PNPL”

Pineapple Express, Inc.

A California Corporation

/s/ Matthew Feinstein

By:	/s/ Matthew Feinstein
Name:	Matthew Feinstein
Title:	CEO and President

**SERVICE AGREEMENT**

This Services Agreement is entered as of this **19th** day of **July**, 2016 (the "Effective Date") by and between Pineapple Express, Inc., ("PNPL" or the "Company") and **Charles Day of Sharper, Inc.** (the "Service Provider"). PNPL and Service Provider are referred to herein, collectively, as the "Parties."

**RECITALS**

A. PURPOSE. The purpose of this Services Agreement (the "Services Agreement" or "Agreement") is to set forth the conditions which shall govern the Parties' plans for the Service Provider to serve as licensing representation for the THC trademark as per "Appendix A".

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants, representations, warranties and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties acknowledge and agree as follows:

1. SCOPE OF SERVICES AND PAYMENTS. PNPL has paid and will pay the Service Provider as follows based on a monthly retainer of $2,500, which commences June 1st, 2016 and ceases December 31st, 2016 with an option to renew:

   a. $2,500 was paid to Service Provider by PNPL by check # 1977 dated July 14, 2016;
   b. 17,500 shares (2,500 per month with 7 months paid up front) of PNPL restricted common stock shall be issued for $17,500 worth of services no later than on July 30th, 2016;
   c. $2,500 paid to Service Provider by PNPL on the first week of each month until December 31st, 2016;
   d. 50% of cash portion of retainer ($1,250 month) may be offset against Service Provider's Commission
   e. Service Provider to receive 35% of Gross Receipts from any Commissionable License Agreement collected during the Commissionable Period.

2. CONFIDENTIALITY. The Parties agree that they shall at all times maintain the confidentiality of any and all information they obtain related to and concerning the terms of this Agreement and/or the Project. Any information received by Service Provider or any of Service Provider's agents, employees or consultants concerning the matters which are the subject of this Agreement shall be deemed confidential and such confidentiality shall be preserved by Service Provider at all times unless it receives the prior written permission of PNPL to disclose such information, and except in the event disclosure is required in response to legal process, is disclosed only to Service Provider's legal or tax counsel in connection with the rendering of professional services or advice, or if compelled by any formal governmental inquiry, or as otherwise required by applicable law. This provision shall survive the expiration of this Agreement.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS. The Parties make the following representations and warranties to each other:

A. PNPL represents and warrants to Service Provider that PNPL is duly formed, validly existing and in good standing under the laws of the State of California, and that the person executing this Agreement on behalf of PNPL is duly authorized to execute this Agreement and other legal documents on behalf of PNPL.

B. Service Provider represents and warrants to PNPL that, as applicable, Service Provider is a duly formed, validly existing corporation, partnership or limited liability company in good standing under the laws of its state of incorporation, Service Provider is authorized to execute and perform the terms of this Agreement, and that by executing this Agreement, Service Provider confirms that he or she has read and understands the terms contained herein and agrees to be bound hereby.

C. Each Party represents and warrants to the other that the execution and delivery of this Agreement and the performance of the herein obligations (i) will not violate any provision of, as applicable, its Articles of Incorporation or Bylaws or similar organizational documents, or any order or decree of any court or arbitrator that is or may be binding upon such Party or any of its assets and (ii) will not result in the breach of any provision of or any default under any agreement to which it is a party or which is or may be binding upon such Party or any of its assets.

D. Each Party represents and warrants to the other that there are no pending or, to its knowledge, threatened legal actions, arbitrations, or other proceedings against it or any of its assets that, if adversely determined, might have a material adverse effect on the validity or enforceability of this Agreement or on the financial condition or the capability of such Party to perform its obligations hereunder.

E. Service Provider represents and warrants to PNPL that Service Provider has consulted with, or been given the opportunity to consult with, his or her own attorneys, accountants and/or other professional consultants prior to executing this Agreement, the Agreement and in deciding whether or not to participate in the Project described herein.

4. NOTICE ADDRESSES. Any notice, request, demand, instruction or other communication to be given to either party hereunder shall be in writing, and shall be deemed to be delivered either: (a) one (1) business day after transmission, if delivered by confirmed facsimile, or if hand-delivered after having been delivered to a national overnight air courier service, or (b) two (2) business days after deposit in registered or certified mail, return receipt requested, addressed as follows:

If to **PNPL**:

Matthew Feinstein
CEO/Chairman/Co-Founder
Pineapple Express, Inc.
10351 Santa Monica Blvd., Suite 420
Los Angeles, CA 900625
Office: 877-310-PNPL

If to **Service Provider**: Charles Day
Sharper, Inc.
1501 N. Sepulveda Blvd., #B
Manhattan Beach, CA 90266
310-545-6839

5. INDEMNITY OBLIGATIONS. Service Provider acknowledges and agrees that PNPL is relying on the representations, warranties and covenants provided by Service Provider in this Agreement; and that, if PNPL execute this Agreement and agree to perform under this Agreement or the Agreement in reliance upon such representations, warranties and covenants, and later incur or sustain any damages, losses, claims or other liabilities as the result of a breach by Service Provider of this Agreement, or in the event of any misrepresentations or material omissions by Service Provider with respect to the representations, warranties and covenants contained herein, Service Provider shall be required to fully indemnify PNPL, including their officers, directors, managers, members, agents, attorneys, employees and affiliates, and hold all of them harmless for, from and against any and all such damages, losses, claims or other liabilities. The indemnity obligations set forth in this paragraph shall survive the termination or expiration of this Agreement.

6. COUNSEL; DOCUMENTS. The Parties acknowledge and agree that each of them have either retained separate counsel, or had the opportunity to retain separate counsel, to represent them during the negotiation and preparation of the documents required to effectuate the transactions contemplated herein. Certain form documents may be provided to Service Provider by PNPL as a courtesy in conjunction with the consulting services provided by said parties during the Project, but Service Provider hereby acknowledges and agrees that he or she is under no obligation to use such form documents, that he or she has been advised and/or encouraged to consult separate counsel to review and approve, or prepare his or her own documents, prior to executing and using such documents to carry out the goals of the Project. Neither PNPL, nor their counsel, shall be responsible for or liable to Service Provider for the contents and/or effect of such documents.

7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California and federal law applicable within such state.

8. NO ASSIGNMENTS. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Any attempt to assign or transfer the rights and obligations set forth herein in violation of this section shall be null and void.

10. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns whenever the context so requires or permits.

11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and together shall constitute the agreement of the Parties. The Parties further agree that an executed facsimile counterpart hereof shall constitute a binding agreement and be treated as an original document.

12. SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall not be used for purposes of interpreting or construing the provisions contained herein, and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

13. SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be deemed invalid or unenforceable, the remainder of this Agreement, or the application of such terms, covenants or conditions to other persons or circumstances, shall not be affected thereby, and each remaining term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement by, between or among the Parties, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules or other applicable governmental regulatory agency. The arbitrator's decision shall be final and legally binding and judgment may be entered thereon. Each Party shall be responsible for its share of the arbitration fees and costs in accordance with the applicable Rules of Arbitration. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other Party is entitled to costs of suit, including a reasonable attorney's fee for having to compel arbitration or defend or enforce the award.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.